AMENDED AND RESTATED SCHEDULE A

dated October 8, 2025

to the

EXPENSE LIMITATION AGREEMENT

dated May 1, 2024 between

WILSHIRE PRIVATE ASSETS FUND

and

WILSHIRE ADVISORS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Wilshire Private Assets Fund	Institutional Shares	2.50%	August 1, 2025
	Class D Shares	2.50%	August 1, 2027

ACKNOWLEDGED AND ACCEPTED BY:

WILSHIRE PRIVATE ASSETS FUND

By:	/s/ Alexander F. Smith
Name:	Alexander F. Smith
Title:	Vice President & Assistant Secretary

WILSHIRE ADVISORS LLC

By:	/s/ Jason Hubschman
Name:	Jason Hubschman
Title:	Co-Chief Operating Officer

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